POWER OF ATTORNEY

Know all by these presents that Helen T. Meates, signing singly, does hereby make, constitute and appoint each of James Cuminale, Ji-Yeun Lee, Salvatore Rappa and Lynn Johnson as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned's individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of PJT Partners Inc. (i) pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of PJT Partners Inc., unless earlier revoked in writing.

By:  	/s/ Helen T. Meates
Helen T. Meates


Date: February 22, 2016